EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED THIRD QUARTER 2016 SALES & EARNINGS

Eau Claire, Wisconsin (October 28, 2016) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the quarter’s results, Maryjo Cohen, President, stated, “Third quarter 2016 net sales increased $2.2 million or 2.4% from 2015 levels, reflecting an increase in Defense segment shipments of 13.9% over those reported in the comparable 2015 quarter. This increase was offset in part by a 14.4% decline in Housewares/Small Appliance segment sales, reflecting a slow retail environment, as well as changes in customers’ product assortments. Absorbent Product segment sales were essentially unchanged. The quarter’s comparative net earnings also increased by 2.4% and were largely influenced by the volume changes described above: operating profits at the Defense Segment increased 11.3% while those at the Housewares/Small Appliance segment dropped by 61.6%.  The Absorbent Products segment experienced a small operating profit in contrast to the prior year’s third quarter loss.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	October 2, 2016	October 4, 2015
Net Sales	$93,078,000	$90,901,000
Net Earnings	$8,304,000	$8,111,000
Net Earnings Per Share	$1.19	$1.17
Weighted Shares Outstanding	6,972,000	6,953,000

	NINE MONTHS ENDED
	October 2, 2016	October 4, 2015
Net Sales	$267,560,000	$294,271,000
Net Earnings	$23,789,000	$25,340,000
Net Earnings Per Share*	$3.41	$3.65
Weighted Shares Outstanding	6,969,000	6,948,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.